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                                                                   EXHIBIT 12.7

                        GRANITE BROADCASTING CORPORATION
                 COMPUTATION OF RATIO OF LONG-TERM DEBT AND NEW
                           PREFERRED STOCK TO EBITDA
                          (In thousands except ratios)

                                                                     Pro Forma
                                                    Year ended     Latest Twelve
                                                    December 31,   Months Ended
                                                       1996          March 31,
                                                    Pro Forma          1997
                                                    ---------        --------

Operating income                                     $ 43,462        $ 41,403

Add:  Depreciation                                      6,425           6,586
      Amortization                                     14,071          14,600
      Non-cash compensation expense                       496             574
                                                     --------        --------
EBITDA                                                 64,454          63,163
Long-term debt and New Preferred Stock                523,311         521,398
                                                     --------        --------

Ratio of long-term debt and New
 Preferred Stock to EBITDA                              8.12x           8.25x


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